Exhibit 10.2

CONSULTING AGREEMENT

BETWEEN:

CERIDIAN HCM, INC.
(hereinafter “Ceridian HCM”) and
CERIDIAN HCM HOLDING INC. (“Ceridian Holding”)

- and -

NOEMIE C. HEULAND
(hereinafter “Heuland”)

WHEREAS:

A. Ceridian HCM and Ceridian Holding are corporations incorporated pursuant to the laws of Delaware, carrying on the business of providing human capital management software and services, and Heuland is currently Ceridian’s Chief Financial Officer;

B. Ceridian Holding is the parent company of Ceridian HCM;

C. Heuland has resigned her employment with Ceridian HCM effective the Employment Separation Date, and Heuland will continue providing Consulting Services for a period of time following the Employment Separation Date without interruption in “service”, as such term is defined in the 2018 Plan, all on and subject to the terms as set forth herein.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained to be performed, the parties agree as follows:

Section 1.
Definitions

1.01 As used in this Agreement:

(a)
“Agreement” means this Consulting Agreement and any schedules hereto, as may be amended in writing by both parties;
(b)
“Ceridian” means, collectively, Ceridian Holding, Ceridian HCM and any of its affiliates;
(c)
“Confidential Information” means any information identified by Ceridian or a Customer as “Confidential” and/or “Proprietary”, or which, under the circumstances, ought to be treated as confidential or proprietary including, without limitation, trade secrets, non-public information related to Ceridian or the Customer’s business (as the case may be), employees, service methods, software, documentation, financial information, prices and product plans, whether in written, verbal, or electronic form, but does not include information which Heuland can establish: (i) has become generally available to the public other than as a result of a breach of the Agreement by Heuland or any third party to whom Heuland has disclosed same; (ii) was disclosed to Heuland on a non-confidential basis by a third party who did not owe an obligation of confidence to Ceridian or a Customer (as the case may be) with respect to the disclosed information; or (iii) was known by Heuland prior to its receipt from Ceridian or a Customer (as the case may be), as evidenced by written document;

Exhibit 10.2

(d)
“Competitive Business” any person or entity that provides products or services or is otherwise engaged in any business competitive with the business carried on by Ceridian or any of its subsidiaries or affiliates, being the business of providing human capital management software and services;
(e)
“Consulting Services” means general business consultation services to be provided by Heuland hereunder as may be requested from time to time by Ceridian during the Consulting Term, and in particular (but without limitation) with respect to guidance and strategic advice related to the financial operations of Ceridian;
(f)
“Consulting Term” means period of time from the Employment Separation Date to and including March 1, 2024 unless terminated earlier in accordance with this Agreement;
(g)
“Customer(s)” means any party who has entered into an agreement with Ceridian for the supply by Ceridian of products or services, or any party with whom Ceridian is actively engaged in an effort to enter into such agreement;
(h)
“Employment Separation Date” means December 31, 2023;
(i)
“Personal Information” means information about an identifiable individual or allowing an individual to be identified, including any information relating to the employees of Ceridian or a Customer;
(j)
“Restrictive Covenants” means the Non-Competition, No-Hire and Non- Solicitation Restrictions as stated in the Plan (as defined below) and the corresponding written Notice(s) of Grant under which any and Restricted Stock Units were granted to Heuland as well as set out in Heuland’s employment agreement dated September 15, 2020.
(k)
“Restricted Stock Units ” means those outstanding stock option and restricted stock option awards granted to Heuland as identified in written option grant notice(s), issued under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as may be amended (the “2018 Plan” or the “Plan”);
(l)
“Work Product" means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials, and anything else Heuland produces in the course of providing the Consulting Services.
Section 2.
Separation
2.01
Effective the Employment Separation Date the parties agree that Heuland’s employment with Ceridian will cease, and thereafter she will continue performing services for Ceridian solely as consultant and independent contractor subject to the terms of Section 3 below. Heuland hereby confirms that she has had adequate opportunity to ask Ceridian any questions regarding this Agreement and to discuss this Agreement with her financial and legal advisors, and any other persons she wished to consult (subject to the confidentiality obligations herein). Heuland further agrees that she has voluntarily decided to become a party to this Agreement and understands it will be effective when it is executed by her. Regardless of whether or not this Agreement is executed, Heuland will be paid all salary or wages, sales incentive compensation, vested and unused paid days off, and all other amounts to which she is entitled to by law accrued and owing as at the Employment Separation Date, less all legally required or authorized withholding.

Exhibit 10.2

2.02
All of Heuland’s company-paid, additional and dependent life insurance will automatically terminate on the last day of the month in which the Employment Separation Date occurs. Heuland will be eligible to continue life insurance at her own expense in accordance with the provisions of the applicable plan and COBRA, if applicable.
2.03
All Business Travel Accident, Accidental Death and Dismemberment Insurance and short-term and long-term disability coverage will terminate at midnight on the Employment Separation Date.
Section 3.
Engagement of Heuland as a Consultant
3.01
Provided Heuland executes this Agreement, following her Employment Separation Date, Ceridian agrees to engage Heuland as an independent contractor to perform the Consulting Services, and Heuland agrees to make herself reasonably accessible and available to Ceridian throughout the Consulting Term, on an independent contractor/consulting basis to provide the Consulting Services as may be requested from time to time by Ceridian.
3.02
As consideration for the Consulting Services to be provided, and as Heuland will continue to be providing services to Ceridian without interruption following the Employment Separation Date, Heuland will receive the following:
(a)
if and to the extent Heuland provides (at the request of Ceridian) Consulting Services, Heuland shall be entitled to charge a daily rate in the amount of Two Thousand Three hundred Dollars ($2,300.00) USD. Heuland shall set forth such monthly fee in an itemized invoice to be submitted by Heuland to Ceridian within 10 business days of the end of such calendar month. Payment of each invoice shall be made by Ceridian not later than the 30th day of the month following that month for which the invoice is issued, less deductions for any advances made to Heuland, and for any expenses paid to Heuland on her behalf;
(b)
as additional consideration, Heuland shall be permitted to keep her existing Restricted Stock Units, which Restricted Stock Units shall continue under the same terms and conditions as provided under the Plan, as applicable, and the option agreements governing such Stock Options, Restricted Stock Units and underlying shares. Heuland’s Stock Options and Restricted Stock Units shall continue to vest until the earlier of:
(i)
the expiration of the Consulting Term; or
(ii)
the earlier termination of this Agreement in accordance with the written terms hereof.

However, and for the avoidance of doubt, in the event Heuland breaches any material term of this Agreement (including without limitation, her obligations as set forth in Section 3.05 or 4), then in addition to any other rights or remedies Ceridian may have at law or in equity, the Consulting Services shall automatically terminate, this Section 3 shall become null and void, all Restricted Stock Units will be handled solely in accordance with the original terms of the Plan, as applicable, and the agreements governing such Restricted Stock Units and underlying shares and any Restricted Stock Units which may have vested during the Consulting Term shall immediately be forfeited.

3.03
During the Consulting Term, Heuland will be subject to the Restrictive Covenant and the further covenants as set out in 4 hereof.

Exhibit 10.2

3.04
In addition to the obligations set forth herein, Heuland shall comply at all times with Ceridian’s security procedures in effect from time to time, as well as the terms and conditions of all Ceridian written policies, including without limitation, the following if and/or as applicable (copies of which Heuland acknowledges having been provided to her or made available to her):

Ceridian Code of Conduct
Privacy Statement
Security Standards / Requirements
Expense Policy

3.05
Heuland shall not, either during the course of the Consulting Term or thereafter, for any reason whatsoever, directly or indirectly:
(a)
disclose any Confidential Information to any person, firm or corporation other than for the purposes of providing the Consulting Services, and as authorized by Ceridian or the (as the case may be) in advance; or
(b)
use for Heuland’s own purpose, or for any purpose other than that of providing the Consulting Services, any Confidential Information which she acquires through her involvement with Ceridian or a Customer and through her contact which any person, firm or corporation affiliated with Ceridian or a Customer.

At all times Heuland shall act bona fide and in the best interests of Ceridian and the Customers.

3.06
Notwithstanding anything to the contrary, the Consulting Services may be terminated:
(a)
by Ceridian HCM, for cause if Heuland breaches any material term of this Agreement (including without limitation, her obligations as set forth in Section 4);
(b)
by Heuland, without cause, by giving Ceridian HCM thirty (30) days advance written notice.

Without limiting the generality of the term, “cause” includes breach of Ceridian’s Code of Conduct or any term of this Agreement, including without limitation, dishonesty, use of illegal drugs, conviction for a criminal offense. For the avoidance of doubt, to the extent Ceridian is able to show cause, Heuland shall be considered to have breached the Agreement for the purposes of Section 3.02. The Consulting Services shall also terminate without notice in case of the death of Heuland, or by reason of illness or accident whereby Heuland is incapable of carrying out the terms and conditions of this Agreement for one (1) month, or upon the bankruptcy of either party.

3.07
On termination of this Consulting Services, Heuland shall:
(a)
forthwith deliver up all documents, papers, plans, materials and other property of or relating to the affairs of Ceridian and any Customers which may then be in her possession or under her control; and
(b)
immediately cease making any representation that she is associated with Ceridian or any Customers.
3.08
Heuland represents that she is and will at all times throughout the Consulting Term comply with all applicable legislation relating to privacy and the collection, use and disclosure of Personal Information.

Exhibit 10.2

3.09
During the Consulting Term, Heuland will not be an employee of Ceridian HCM or any other Ceridian entity, and will be considered an independent contractor, and accordingly employment laws will not apply to Heuland at any point during the term of the Consulting Services. Ceridian is interested only in the results obtained by Heuland who retains sole control of the manner and means of performing the Consulting Services, subject to its specific terms and conditions, and provided that she maintains standards generally accepted in the industry for such services.
3.10
All Work Product will belong to Ceridian, and Heuland will deliver all Work Product to Ceridian upon the earlier of the expiration/termination of the Consulting Services or Ceridian's request. Heuland will promptly disclose to Ceridian any works of authorship, including drawings, designs, plans, specifications, notebooks, tape recordings, computer programs, computer output, models, tracings, schematics, photographs, reports, findings, recommendations, educational materials, data and memoranda of every description and anything else Heuland produces in connection with the Consulting Services, and Heuland hereby assigns to Ceridian all copyrights in such works. To the extent permitted by law, Heuland waives any moral rights, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise. Heuland will sign any necessary documents and will otherwise assist Ceridian, at Ceridian’s expense, in registering Ceridian’s copyrights and otherwise protecting Ceridian’s rights in such works in any country. Ceridian will own all patents, copyrights or trade secrets covering such materials and will have full rights to use the materials without claim on the part of Heuland for additional compensation. Heuland will not use any pre-existing intellectual property including any trade secret, invention, work of authorship, mask work or protectable design that has already been conceived or developed by anyone other than Ceridian in connection with the Consulting Services unless Heuland has the right to use it for Ceridian’s benefit.
Section 4.
Non-Disclosure, Non- Disparagement and Cooperation
4.01
As part of the consideration of Ceridian entering into Heuland’s employment agreement dated September 15, 2020 and as consideration for granting Heuland the Restricted Stock Units, Heuland voluntarily signed and agreed to the Restrictive Covenants. In this regard, Heuland hereby re-affirms the validity and enforceability of the Restrictive Covenants and agrees that such terms remain in full force and effect following execution of this Agreement. Heuland further agrees never to seek to argue or assert that the Restrictive Covenants are not enforceable against him.
4.02
In addition, and in consideration for the consulting agreement set out herein, Heuland agrees that she will not during the Consulting Term, either directly or indirectly, provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, or otherwise, to any of the following entities, or any of their affiliated entities, having acknowledged that all such entities provide products or services or are otherwise engaged in a Competitive Business with the business carried on by Ceridian within North America as of the Employment Separation Date: (1) ADP, LLC, (2) Ultimate Kronos Group (3) Workday, Inc. (4) Paycom Software Inc. (5) Paylocity Corporation (6) SAP SuccessFactors (7) Oracle and (8) Paycor. Heuland further agrees that she will not provide services to any entity who is engaged in a Competitive Business (in addition to the named competitors herein) to the extent that such services would create a conflict of interest (as determined in Ceridian’s sole discretion) with respect to the consulting services provided by Heuland as per Section 2 hereof. Heuland will disclose any potential conflicts of interest to Ceridian in and during the Consulting Term.
4.03
In addition, Heuland covenants and that she will not, at any time during the Consulting Term, either directly or indirectly:

Exhibit 10.2

(a)
in connection with a Competitive Business solicit or endeavor to entice away from Ceridian or any of its affiliates any Customers of Ceridian or its subsidiaries or affiliates at the date of termination of such employment or who were in such position at any time during the immediately preceding twelve (12) month period with the purpose or effect of reducing the business of any Customers with Ceridian or any of its subsidiaries or affiliates, or otherwise interfere with the relationship between any Customers and Ceridian or any of its subsidiaries or affiliates; or
(b)
offer employment to or endeavor to entice away from Ceridian or any of its affiliates any person who was employed by Ceridian or such affiliate at end of the Consulting Period with Ceridian or interfere in any way with the employer-employee relations between any such employee and Ceridian or any of its subsidiaries or affiliates.
4.04
The foregoing covenants are given by Heuland acknowledging that she has specific knowledge of the affairs of Ceridian and that Ceridian carries on and attempts to carry on business throughout the world. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this terms of this Agreement. Heuland hereby acknowledges and agree that all restrictions contained in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by Ceridian are hereby waived by Heuland. It is understood by the parties hereto that the covenants contained in this clause are essential elements to the terms of this Agreement and that, but for Heuland’s agreement to enter into such covenants, Ceridian would not have agreed to the payments herein, including but not limited to the severance payment and consulting agreement. The parties hereby acknowledge and agree that the restrictions contained in this clause are in addition to, and not in substitution for, any other restrictive covenants in existence between Ceridian and Heuland, including without limitation, any similar restrictions agreed to in connection with the granted Restricted Stock Units as noted in Section 4.01 hereof and all such agreements shall be considered separate and distinct covenants and obligations, enforceable in accordance with their terms notwithstanding the invalidity or unenforceability of any such agreement or term thereof.
4.05
Heuland confirms that she shall not, either to the Employment Separation Date or thereafter, for any reason whatsoever, directly or indirectly:
(a)
disclose any Confidential Information to any person, firm or corporation and as authorized by Ceridian or the Customer (as the case may be) in advance; or
(b)
use for Heuland’s own purpose, any Confidential Information which she acquires through her involvement with Ceridian or a Customer and through her contact which any person, firm or corporation affiliated with Ceridian or a Customer.

Heuland is hereby notified, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Heuland is hereby notified under the DTSA that if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to her or her attorney and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

Exhibit 10.2

4.06
In addition, Heuland further agrees not to make, cause or attempt to cause any other person to make, any statements, either written or oral, or convey any information about Ceridian that is disparaging or in any way reflects negatively upon Ceridian, including without limitation in social media or otherwise.
4.07
Nothing in this Section 4 or this Agreement shall limit or prohibit Heuland from communicating freely and truthfully with her legal and financial advisors and her spouse, if applicable, provided they agree to keep the information confidential, or from communicating freely and truthfully with tax authorities, the unemployment compensation department, law enforcement, other government agencies, or as otherwise required by law.
Section 5.
Miscellaneous Provisions
5.01
Any and all previous agreements, written or oral, between the parties or on their behalf relating to the engagement of Heuland by Ceridian are hereby terminated and cancelled following the Employment Separation Date, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement. This Agreement constitutes the whole agreement between the parties with respect to Heuland’s engagement by Ceridian following the Employment Separation Date. Notwithstanding the foregoing, the parties acknowledge and agree that the Restrictive Covenants and agreements between the parties related to restricted stock units shall remain in full force and effect according to their terms. No modifications, amendments or variations of the Agreement shall be effective or binding unless agreed to in writing and properly executed by the parties.
5.02
This Agreement shall not be assignable by Heuland except by the written consent of Ceridian, and Heuland covenants and agrees that the Consulting Services shall be performed by her personally throughout the term of this Agreement. The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.
5.03
It is understood and agreed that either party may waive in writing any provision of this Agreement intended for such party’s sole benefit, but it is further agreed that any waiver of the performance of any condition by the other party shall not constitute a continuing waiver of any other or subsequent default, but shall include only the particular breach or default so waived.
5.04
If Heuland breaches any term of this Agreement, the Restrictive Covenant or the provisions of 4 hereof, Ceridian shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement, termination of the consulting agreement set out in 3 hereof, and payment by Heuland of Ceridian’s attorneys’ fees and costs. If Ceridian seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.
5.05
If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be modified by the court to the maximum extent permitted by law, or if modification is not permissible, severed from this Agreement without affecting the remainder of the Agreement
5.06
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and all federal laws applicable therein.

Exhibit 10.2

5.07
This Agreement was prepared by Ceridian. Heuland represents by signing this Agreement that she has been given the full opportunity to obtain such independent legal and other advice as required to allow her to enter this Agreement, and accordingly the Agreement shall not be construed in favor of or against either party by reason of or to the extent to which any party or its legal counsel participated in its preparation.
5.08
The parties intend that any amounts payable under this Agreement shall be exempt from the requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”). Notwithstanding anything to the contrary herein, Ceridian expressly reserves the right to amend this Agreement with Heuland’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder. Notwithstanding the foregoing, in no event shall Ceridian be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by Heuland due to a finding of noncompliance with Code Section 409A.
5.09
This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as set forth below.

CERIDIAN HCM, INC. Per: /s/ Susan Tohyama Name: Susan Tohyama Title: EVP, CHRO Date: December 1, 2023 I have the authority to bind the company
CERIDIAN HCM HOLDING INC. Per: /s/ Susan Tohyama Name: Susan Tohyama Title: EVP, CHRO Date: December 1, 2023 I have the authority to bind the company
/s/ Brian Goldberg Witness Signature Print Name: Brian Goldberg Date: December 1, 2023	))))	/s/ Noemie Heuland Noemie Heuland